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The Board of Directors

Rongfu Acquaculture, Inc.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 for Rongfu Aquaculture, Inc. of our report dated April 30, 2010, relating to the consolidated balance sheets of Rongfu Aquaculture, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2009 and 2008, which appears in such Registration Statement.

Respectfully submitted,

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

New York, N.Y.
May 7, 2010